Exhibit 99.2

FOR IMMEDIATE RELEASE

FEBRUARY 25, 1999

                 HS RESOURCES, INC. PROVIDES OPERATIONAL UPDATE

San Francisco, California - HS Resources, Inc. (NYSE:HSE) today provided an update on the status of various field activities resulting from its 1998 capital program. The Company operates domestically in three distinct geographic areas, the D-J Basin of Northern Colorado, the onshore portion of the Texas-Louisiana Gulf Coast, and the Northern Rocky Mountain region.

                                    D-J BASIN

During 1998 the Company undertook more than 450 individual activities on its D-J Basin properties. These activities ranged from refracs and recompletions of existing wells to drilling new wells and deepening existing wellbores to new formations. These activities resulted in the Company increasing its D-J Basin daily gas production by 25% to more than 140 million cubic feet of gas (MMcf) per day. Proved reserves in the D-J Basin increased by more than 4% to 165.6 million barrels of oil equivalent (MMBoe) after taking into account D-J Basin production of 10.5 MMBoe during the year. The following is a brief summary of the overall results for each major category of activity.

CODELL REFRACS. 214 refracs were performed. Average initial production is approximately 7.5 times the pre-frac production. The average finding cost for new reserves added by refracs was under $4.00 per Boe. Most of the gas produced from Codell refracs also qualifies for Section 29 tight gas production tax credits which are monetized by the Company under existing facilities.

J-SAND NEW DRILLS. 29 new J-Sand wells were drilled. Average reserves were 750
     MMcf, for an average finding cost of $2.64 per Boe.

J-SAND DEEPENINGS. 41 shallower producing wells were deepened to bring the J-Sand on production. Production increased an average of 600 Mcfd per well, and new reserves were added for an average cost of $1.60 per Boe.

DAKOTA DEEPENINGS. 52 wells were deepened to the Dakota formation. 26 were considered successful, 6 were marginal, and 20 were unsuccessful. Overall, more than 2 million Boe of new proved reserves were developed for an all-in finding cost of approximately $2.41 per Boe.

                                   GULF COAST

During 1998, the Company advanced several of its Gulf Coast projects to the drilling stage. The Company drilled 24 wells (6.6 net) in 1998, 17 (4.9 net) of which were successful, equating to a


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71% success rate and estimated average reserves of more than 600 MBoe per well.
These activities resulted in the booking of approximately 4.35 MMboe of reserves at year-end 1998 compared with 600,000 Boe of reserves booked at year-end 1997. All-in drilling and development costs were approximately $1.50 per Boe, and a full cycle allocation of land, seismic and other geological and geophysical costs will add an estimated $1.50-2.00 per Boe. Additional status information on certain projects is detailed below.

BUHLER. During 1998, four out of six wells were successfully completed and brought on line, bringing the program total to thirteen successes in seventeen attempts. Average reserves are approximately 450 MBoe per well. Five additional leads have been identified and could be drilled in 1999. HSE owns a 3-5% working interest in this non-operated project.

DEVILLIER. During 1998, two wells were successfully drilled and completed. HS has a partially carried working interest in these wells, resulting in an aggregate of 2.1 Bcfe, net to the Company (11.2 Bcfe gross) for approximately $500,000.

INDIAN VILLAGE. This is a 116 mi2 3-D program targeting the Hackberry formation. The Company's first test well, drilled in December of 1998, appears to be successful with estimated gross reserves of between 13 and 16 Bcfe. The gross well cost was approximately $1.1 million. Six additional leads have been identified with drilling continuing during 1999. HSE owns a 50% working interest and is the project operator.

IOWA/WOODLAWN. This project targets the Hackberry formation. Two wells were drilled during 1998 with one successfully completed and brought on-line in the 4th quarter at an IP of more than 5.1 MMcfd and 113 Bopd. Six additional prospects have been identified thus far in this 120 mi2 3-D shoot, with additional drilling planned in 1999. The Company owns a 25% working interest in this project operated by Sonat Exploration.

NORTH GILLIS. This project targets the Hackberry formation, with secondary potential in the Yegua. Nine Hackberry wells were drilled in 1998, seven of which have been completed as producers. The average well cost in North Gillis was $850,000 gross and resulted in average estimated reserves of 930 MBoe per well. In addition, a successful Yegua test was drilled in this project area at a cost of $1.7 million with estimated gross reserves in excess of 10 Bcfe. The Company has a 37.5% working interest and is the project operator.

WELSH. During the 3rd quarter the Company completed the HSR Victory Financial et al #1. The well tested at 890 Mcfd and 5 Bopd, and currently is waiting on pipeline hookup. The Company has a 37.5% working interest and is the project operator.

Elsewhere in the Gulf Coast, the Company is in various stages of 3-D seismic acquisition, interpretation, and processing on more than a dozen other projects.

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                                NORTHERN ROCKIES

HS Resources also was active in its Northern Rockies area during 1998, reporting three exploratory wells in Sweetwater County, Wyoming, that appear to be productive based on data currently available.

GOLD COAST UNIT. Pipe was been set on the Company's HSR Gold Coast #16-6 well during the 4th quarter. Logs and other data are encouraging, but a pressure buildup analysis indicates possible formation damage. The well is shut-in for the winter pursuant to Bureau of Land Management requirements. Evaluation will continue in the spring. HSE owns a 100% working interest in this prospect, subject to partial reduction after payout, and a 70% interest in approximately 44,000 gross acres in the project area.

SOUTH JONAH. Pipe was also run on the HSR-Holmes Federal #05-01, operated by McMurray Oil Company on the Company's South Jonah project, after encountering several sections of overpressured and normally pressured sands. The well has been on production since January 29, 1999 averaging 1.0 MMcfg/d without compression. This project area encompasses approximately 15,000 gross acres potentially exploitable by the Company with a 60% working interest.

PINEDALE. Ultra Petroleum and Lance Oil and Gas Company have drilled two tests on acreage farmed-out by the Company. The first well had encouraging shows but tested low rates of gas. The second well encountered over 550 feet of overpressured Lance sands but operations were suspended and the well shut-in for the winter under Bureau of Land Management requirements.

During 1999 the Company expects that these and other select projects in the region will be advanced.

Statements concerning drilling, exploration, development and other plans, expectations of drilling activity, production or reserve estimates, number of possible lead, prospect or well opportunities, expected success of uncompleted wells, and all similar statements or implications are forward looking statements within the meaning of Federal securities laws. Actual results or events may differ materially from these forward looking statements, depending upon a variety of factors, including commodity prices, availability of capital, results of exploration and other drilling, cash flow from operations, costs of materials and labor, availability of equipment, regulatory burdens, actual completions and production success in uncompleted wells. Company objectives and business judgment and other factors, both within and outside of the Company's control. The Company's forward looking statements are qualified in their entirety by these and other factors more fully set forth on the Company's report on Form 8-K filed February 26, 1997.

HS Resources, Inc. is an independent oil and gas exploration and development company with active projects in the Rocky Mountain and Gulf Coast regions. The common stock of HS Resources, Inc. is traded on the New York Stock Exchange under the symbol "HSE".

Contact:       Theodore Gazulis
               Vice President - Treasury,
               Capital Markets and Investor Relations

               415-433-5795
               tgazulis@hsresources.com